FOR IMMEDIATE RELEASE Contact: Tricia Drennan

Vice President, Corporate Communications & Investor Relations
(703) 873-2390 (phone)
tdrennan@lcc.com

LCC INTERNATIONAL ANNOUNCES APPOINTMENT OF JULIE DOBSON AS NON-EXECUTIVE CHAIRMAN AND PETER DELISO
AS INTERIM CHIEF EXECUTIVE OFFICER

James Greenwell Promoted to Senior Vice President of the Americas
C. Thomas Faulders III resigns as Chairman & Chief Executive Officer
Graham Perkins resigns as Chief Financial Officer

Company to host conference call on Monday, April 4, 2005

MCLEAN, VIRGINIA, March 31, 2005 — LCC International, Inc., (NASDAQ: LCCI) a global leader in wireless voice and data turnkey technical consulting services, today announced the appointment of Julie Dobson as non-executive Chairperson of the Board and Peter Deliso as Interim Chief Executive Officer effective today. C. Thomas Faulders, III, the current Chairman and CEO and Graham Perkins, the current Chief Financial Officer, will be leaving the Company on April 29 and April 15, 2005 respectively. Messrs. Faulders and Perkins have resigned for personal reasons. The Board of Directors has initiated a formal search for both positions.

Ms. Dobson has been an LCC Director since July 2003. Previously she was the chief operating officer of TeleCorp PCS, Inc. from July 1998 through February 2002. Prior to that she spent 18 years with Bell Atlantic, including serving as the President of the New York region of Bell Atlantic Mobile. Mr. Deliso has served as the LCC’s General Counsel, and a member of the Company’s executive leadership, for over 10 years. In addition, he has led the Company’s corporate development effort for the past three years. Prior to joining LCC, Mr. Deliso spent over 4 years as Corporate Counsel with SkyTel, where he supported development of the Company’s domestic and international data messaging business.

“Both Tom and Graham have done a tremendous job for LCC during their respective tenures and we sincerely appreciate their efforts,” commented Ms. Dobson. “They leave LCC in excellent financial and operational shape and we wish them well in their future endeavors.” Ms. Dobson continued, “Their departures do not relate in any way to accounting or financial issues and both are leaving for personal reasons.”

“LCC is entering the next stage of its evolution and is well positioned to continue its growth as a multi-national telecommunications consultancy offering unmatched services and delivering increased shareholder value,” commented Tom Faulders, LCC’s outgoing Chairman and CEO. “LCC is in good shape technically, financially and operationally and Peter is well equipped to step into the role of interim CEO. During his ten year tenure Peter has been instrumental in developing the Company’s customer-centric, quality-first approach to doing business.”

Mr. Faulders continued, “Jamie Donelan, LCC’s Controller, will be taking a leading financial role while the CFO search is being conducted. Jamie is another long-term employee who has played an extremely key role in developing a first-class financial organization and is quite qualified to manage the Company’s financial organization and matters until a replacement for Graham can been found.”

Separately, James Greenwell has been promoted to Senior Vice President of the Americas, replacing Mike McNelly who will assume responsibility for business development and client relationship management for specific clients. In this new role, Mr. McNelly will change his relationship with the Company from employee to consultant. Mr. Greenwell has been with LCC for over five years serving in leadership roles in both marketing and business development.

A conference call will be held with members of LCC’s management team including, Tom Faulders, Graham Perkins, Julie Dobson and Peter Deliso on Monday, April 4, 2005 at 10:00 a.m. ET to provide interested parties the opportunity to discuss the events announced in this release in more detail. A separate press release will be issued containing the call details including call numbers and passcodes.

About LCC
LCC International, Inc. is a global leader in voice and data design, deployment and management services to the wireless telecommunications industry. Since 1983, LCC has performed technical services for the largest wireless operators in North and South America, Europe, The Middle East, Africa and Asia. The Company has worked with all major access technologies and has participated in the success of some of the largest and most sophisticated wireless systems in the world. Through an integrated set of technical business consulting, training, design, deployment, operations and maintenance services, LCC is unique in its ability to provide comprehensive turnkey services to wireless operators around the world. News and additional information are available at www.lcc.com.

Forward Looking Statements
Statements included in this news release which are not historical in nature are “forward-looking statements” within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. These include, without limitation, statements regarding increased demand for the Company’s services, forecasts of revenues, earnings estimates, statements regarding contracts, work or revenue opportunities the Company may secure in the future, and related information, all of which are based on current factual information and certain assumptions about future events which management believes to be reasonable at this time. There are many risks, uncertainties and other factors that can prevent the Company from achieving its goals or cause the Company’s results to differ materially from those expressed or implied by these forward-looking statements including, without limitation, changes in demand for the Company’s services from external factors including general economic conditions or changes in wireless demand or technology affecting network expansion strategies at and financing opportunities for the Company’s clients, delays in the award of new work, the termination or reduction of existing projects due to changes in the financial condition or business strategies of the Company’s clients, the Company’s dependence on hiring and retaining professional staff and key personnel, fluctuations in quarterly results from a variety of internal and external factors including changes in the Company’s estimates with respect to the completion of fixed-price contracts, lengthy sales cycles especially with respect to larger projects that may account for a significant portion of the Company’s anticipated revenues, intense competition in the marketplace especially from competitors with greater financial resources and financing capabilities, and those risk factors described in LCC International, Inc.’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company generally provides performance and earnings projections at each quarterly earnings conference call and in specific regulatory filings. These forecasts are as of the date of the call or filing and will include estimates based on factual information and assumptions which management believes to be reasonable at that time. In providing projections and other forward-looking statements, the Company does not make, and specifically disclaims, any undertaking or obligation to update them at any time in the future or at all to reflect new information, future events or otherwise.

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